EXHIBIT 10.19

MyNetworkTV

OFFER FOR STATION AFFILIATION

Twentieth Television, Inc.
2121 Avenue Of The Stars
Los Angeles, CA 90067

The following sets forth the offer to Twentieth Television, Inc., on behalf of MyNetworkTV and itself (collectively “20th”), by ACME Television Licenses of New Mexico, LLC. (“Licensee”), for the carriage of the programming service currently known as MyNetworkTV over the facilities of Licensee’s television station KASY (“Station”) (“Offer”). As used in this Offer, the terms “program”, “programming” and “MyNetworkTV programming” and any derivations thereof shall mean, unless specifically indicated otherwise, the programming supplied by MyNetworkTV.

1.     PROGRAMMING: MyNetworkTV will deliver to the Station for free over-the-air television broadcasting in English, programming which MyNetworkTV makes available to Station for broadcasting in the community to which Station is presently licensed by the FCC, in the market which is Albuquerque-Santa Fe, New Mexico.

2.     TERM: The term of this Offer shall be five (5) years commencing at the start of the 2006/2007 broadcast season upon the launch of the programming service currently known as “MyNetworkTV”.

3.     CARRIAGE/TIME PERIODS: Except as noted hereafter, MyNetworkTV commits to supply Station with twelve (12) hours of programming per week throughout the term of this Offer for the Programmed Time Periods. For purposes of this Offer, the “Programmed Time Periods” are as follows:

    (a)        Prime Time: 8-10 P.M. EST/PST and 7-9 P.M. CT, Monday through Saturday

    (b)        Right to Expand: 20th reserves the right to expand the Programmed Time Periods (“Extended Program Time Periods”) to:

Monday	- Sunday: 7 A.M. - 9 A.M., which may include local cutouts upon mutual agreement, with The Daily Buzz preapproved by ACME.

Sundays:	No more than 2 consecutive hours anytime from: 5P.M. - 10 P.M. EST/PST and 4 P.M. - 9 P.M. CT

4. LOCAL COMMERCIAL ANNOUNCEMENT TIME:

(a)	Monday through Friday Prime Time: 9 minutes per hour

(b)	Saturday & Sunday (excluding 7 A.M. — 9 A.M): 7 minutes per hour

(c)	Monday through Sunday 7 A.M. — 9 A.M. — to be determined by 20th.

5. PROMOTION:

    (a)        MyNetworkTV will provide Licensee with on-air promotional announcements, which may be for any MyNetworkTV programming (“Promos”) and may be broadcast in MyNetworkTV programming as well as in Station’s non-MyNetworkTV programming.

    (b)        As part of Licensee’s promotional commitment, commencing six (6) weeks prior to the launch and through the term of this Offer, Licensee shall broadcast at least two (2) twenty second (:20) spots or one (1) thirty second (:30) spot, at Licensee’s election, promoting MyNetworkTV programming each hour from 7 A.M — 2 A.M. Monday through Sunday.

(c) Promotion: Licensee’s cash commitment, manner and schedule of promotion shall be subject to the parties’ mutual agreement.

(d) MyNetworkTV’s commitment for “co-op” advertising to be determined pursuant to mutual agreement by the parties.

(e) Licensee agrees to provide promotion consistent with that given to similar programming broadcast by Station.

(f) Licensee agrees to include a prominent representation of MyNetworkTV branding and programming on Licensee’s website.

6.     DELIVERY: Via satellite and/or tape, at 20th’s option. Any and all costs of whatever kind that Station incurs to pick up the programming from the satellite, if any, or for tape shipping and delivery charges, if any, and rebroadcast of such programming shall be the sole responsibility of Licensee.

7.     MISCELLANEOUS: All other terms and conditions shall be as set forth in Appendix “A” attached hereto and incorporated by this reference as well as all other standard terms and conditions consistent with 20th’s policies, including but not limited to representations and warranties, indemnities, assignments, severability and non-liability of board members shall be incorporated herein by this reference.

This is a binding offer by Licensee, which if accepted by a duly authorized officer of 20th in writing, shall constitute a binding agreement between the parties.

AGREED TO AND ACCEPTED:

ACME TELEVISION OF NEW MEXICO, LLC Station: KASY (Licensee)	TWENTIETH TELEVISION, INC.
/s/ Thomas D. Allen	/s/ Marisa Fermin
Thomas D. Allen	Marisa Fermin
Executive Vice President and CFO	Executive Vice President
2101 E. Fourth St., Suite 202A Santa Ana, CA 92705
Fax: 714-245-9499
03/10/06	03/10/06

APPENDIX “A”

This APPENDIX “A” contains the terms and conditions of which Licensee has agreed to as part of the Licensee’s OFFER FOR STATION AFFILIATION in connection with the programming service currently known as MyNetworkTV and which will constitute part of the agreement between the parties if this Offer is accepted by 20th (the “Agreement”).

1.     PROGRAMMING/SCHEDULING: The selection, scheduling, substitution and withdrawal of any program or portion thereof shall at all times remain within 20th’s sole discretion and control. Licensee shall not and shall not authorize others to broadcast or otherwise use any program (or part thereof) or other material supplied by 20th except as specified in the Agreement, and without limiting the foregoing, Station may broadcast MyNetworkTV programming only, unless otherwise agreed to in writing by 20th or as permitted in paragraph 3 below: (i) as scheduled by MyNetworkTV, (ii) over Station’s facilities in the community specified in Paragraph 1 of the Offer (“Station’s Community”), and (iii) by free over-the-air television broadcasting in English.

2.     CARRIAGE:

(a)     On the dates and at the times scheduled by 20th, Licensee agrees to broadcast over Station’s facilities, in its entirety, in the form transmitted by 20th, without interruption, deletion, compression, addition, squeezing, alteration or other changes to the MyNetworkTV programs delivered by 20th to Station during Programmed Time Periods in accordance with the Agreement (including without limitation, all commercial announcements, branding i.d.‘s, and MyNetworkTV promos and credits). In the event that any MyNetworkTV programming such as theatrical films or sporting events exceed the Programmed Time Periods or Extended Programmed Time Periods, as applicable, Licensee agrees to complete such programming outside of the Programmed Time Periods and/or Extended Programmed Time Periods, as applicable.

(b)     Station acknowledges that Station will, to the same extent as the Agreement provides for carriage of MyNetworkTV programming on its analog channel, simultaneously carry on Station’s digital television signal (“DTV Channel”) the digital feed of such MyNetworkTV programming as and in the technical format provided by 20th consistent with the ATSC standards (collectively, the “Network Digital Feed”). To the extent that a Station is not transmitting a DTV Channel, 20th shall be permitted to offer the Network Digital Feed, together with any program-related material or other material provided by 20th for digital transmission, to any licensee transmitting a DTV channel in Station’s DMA notwithstanding any other provision of the Agreement. Without limitation to the foregoing provisions of this subparagraph, each time, if any, that Station uses 20th’s NTSC feed of MyNetworkTV programs or for Station’s DTV Channel, Station must comply with any and all of 20th’s requirements with respect to the broadcast of a digital channel. Station is not obligated to provide 20th with more than one digital channel in the DMA.

(c)     Notwithstanding the foregoing, Licensee shall not be obligated to broadcast MyNetworkTV programming during the Extended Programmed Time Periods unless and until the Federal Communications Commission eliminates, waives, or modifies to reduce the regulatory constraints of Section 73.658 (d) of its rules. In the event that the Federal Communications Commission modifies but does not eliminate Section 73.658(d) of its rules, then this Agreement shall be: (i) interpreted, to the extent permitted by such modification, as if 20th has the right to provide, and Station has the obligation to broadcast, programming during the Expanded Programmed Time Periods or other time periods; and (ii) deemed amended so as to conform to such modification.

(d)     MyNetworkTV shall not license its programming in Station’s DMA to any other free over the air broadcast station in the Station’s DMA, including full-power satellites, low power television stations or translators, except as otherwise provided herein.

3.     PRE-EMPTION/MAKE GOODS:

(a)     Licensee shall broadcast over Station for the term of the Agreement for the Programmed Time Periods, and Extended Programmed Time Periods, as applicable, all MyNetworkTV programming specified by 20th, except due to: (i) an event of force majeure; (ii) breaking news; (iii) a local event or regional sporting event (with a cap of 20 hours per year), so long as Station promotes the preempted program before and during the preempting telecast, and/or (iv) up to 2 at will pre-emptions per series per year (“Valid Pre-emption”). If any MyNetworkTV programming is not broadcast in its Programmed Time Period and/or Extended Programmed Time Periods, as applicable, due to any such Valid Pre-emption, Licensee shall broadcast that MyNetworkTV programming in the “make good” time periods, specified by 20th, which shall be consistent with 20th’s then current make-good policies, after good faith consultation with Licensee bearing in mind quality and rating value of the proposed make good period.

(b)     Without limiting the above, each time that Licensee for any reason fails to (or advises 20th it will not) telecast any MyNetworkTV programming as provided for in the Agreement, Licensee shall telecast that programming (or replacement programming selected by 20th) and the commercial announcements contained in it, in a time period as required by 20th. Licensee shall give 20th at least 72 hours advance notice that it intends not to broadcast any 20th programming and in such notice shall identify any substitute time period that Licensee selects, which time period shall be subject to 20th’s prior approval. Notwithstanding anything to the contrary in the Agreement, if Licensee does not fully comply with the foregoing, then, without limitation to any other rights of 20th under the Agreement or otherwise, 20th shall have the right to license the broadcast rights to the applicable omitted programming (or replacement programming) to another television station located in Station’s DMA. If Licensee refuses to broadcast any program within any Programmed Time Period and/or Extended Programmed Time Period, as applicable, then 20th shall have the right to terminate the Agreement upon ninety (90) days prior notice to Licensee. Nothing in the Agreement shall be construed to prevent or hinder Licensee from (a) rejecting or refusing 20th programs which Licensee reasonably believes to be unsatisfactory, unsuitable or contrary to the public interest, or (b) substituting a program which, in Licensee’s opinion, is of greater local or national importance. Notwithstanding anything to the contrary expressed or implied herein, the parties acknowledge that Station has the ultimate responsibility to determine the suitability of the subject matter of program content, including commercial, promotional or public service announcements, and to determine which programming is of greater local or national importance, consistent with 47 C.F.R. Section 73.658(e).

4.     BARTER/COMMERCIAL ANNOUNCEMENTS:

(a)     Each one (1) hour of MyNetworkTV programming for broadcast by Licensee on Monday through Friday in Prime Time (as set forth in the Offer) will be formatted to include nine (9) minutes of commercial time for Licensee; and on Saturday and Sunday (excluding 7A.M. — 9 A.M.) will be formatted to include seven (7) minutes of commercial time for Licensee. For Monday through Sunday between 7A.M. — 9 A.M., if applicable, the commercial time allocated to Licensee shall be determined by 20th. Notwithstanding the foregoing, all commercial time may be prorated at 20th’s discretion, for longer or shorter programming or otherwise. 20th shall have the right to include commercial announcements in all of the commercial time available in each hour of programming other than as expressly allocated to Licensee in the Agreement. In addition, 20th has the right to include within each half hour of 20th’s programming up to fifty seconds (:50) of fee spots and/or billboards, to be allocated at 20th’s sole discretion. 20th’s commercial announcements may be formatted in “national-only” pods, at 20th’s election, within MyNetworkTV’s programming. 20th shall determine the placement, timing and format of 20th’s and Licensee’s commercial announcements.

(b)     Licensee’s broadcast over the Station of all commercial announcements included by 20th in MyNetworkTV programming is of the essence of the Agreement, and nothing contained in the Agreement shall limit 20th’s rights or remedies at law or otherwise (other than the last two sentences of paragraph 3[b] above) relating to failure to so broadcast said commercial announcements. Licensee agrees to maintain complete and accurate records of all commercial announcements broadcast as provided in the Agreement. Within two (2) weeks following each request by 20th therefor, Licensee will submit copies of all such records to 20th.

5. PROMOTION:

(a)     Licensee shall use its good faith, best efforts to provide an on-air promotional schedule consistent with 20th’s recommendations and in coordination with 20th, and to budget Station’s annual advertising funds so as to enable Station to participate, on a year-round basis, in 20th’s “co-op” advertising plan. Licensee’s logo shall be consistent with the MyNetworkTV program service logo and branding. Station shall use Licensee’s logo bug which is consistent with the MyNetworkTV program service logo and branding on all local day parts. Licensee agrees to commit cross promotion on media platforms owned, in whole or in part by Licensee, in Station’s DMA.

(b)     In addition to providing the promotion announcements, 20th shall make available to Licensee, at reasonable costs, such other promotional and sales materials as 20th and Licensee may mutually consider appropriate, including but not limited to regular use of 20th’s applicable URL, at 20th’s discretion. Licensee shall not delete any copyright, trademark, logo or other notice, or any credit, included in any materials delivered pursuant to this paragraph or otherwise, and Licensee shall not exhibit, display, distribute or otherwise use any trademark, logo or other material or item delivered pursuant to this paragraph or otherwise, except as instructed by 20th at the time.

6.     RESERVED RIGHTS: All rights not expressly granted to Licensee herein are reserved to 20th, including without limitation the right during the Term to exploit any MyNetworkTV programming by any and all means of basic cable, pay-per-view, video-on-demand, subscription video-on-demand, via the internet, wireless telecommunications and/or home video, the right to include product integration and virtual integration in MyNetworkTV programming, and the right to authorize the exhibition of any MyNetworkTV programming in any language other than English, by any and all means, now or hereafter known. Ninety (90) days after Licensee’s initial broadcast of any MyNetworkTV program, 20th may license any such MyNetworkTV program in free over the air syndicated television in Licensee’s DMA; provided, however, Licensee shall have the first right of negotiation during a period of fifteen (15) business days commencing upon notice by 20th to license such program. If the parties do not reach an agreement during such period, 20th may license the applicable program to another licensee in Licensee’s DMA.

7.        TERMINATION: In addition to any and all other rights and remedies available to 20th, 20th has the right to terminate the Agreement as follows:

(a)     If 20th or any of 20th’s parent, affiliated, subsidiary or related companies or other entities enters into any agreement to acquire any significant ownership and/or controlling interest in any television broadcast station licensed to any community within Station’s television market, then 20th shall have the right at any time after that agreement is made, to terminate the Agreement upon not less than sixty (60) days notice to Licensee. Said termination shall be effective as of such date as 20th shall designate in said notice.

(b)     If at any time Station’s transmitter location, power, frequency, programming format, hours of operation, technical quality of transmissions or any other material aspect of Station’s operations is such that 20th determines in its reasonable judgment that Station is of less value to 20th as a broadcaster of 20th programming than at the date of the Agreement, then 20th shall have the right to terminate the Agreement upon thirty (30) days prior written notice to Licensee.

(c)     In the event Twentieth Television, Inc. and/or MyNetworkTV elects to change its operations (and/or terms of doing business), 20th shall notify Licensee in writing that 20th has made such change and the effective date thereof, and as of said effective date, the Agreement will be deemed changed. If within 10 days of Licensee’s receipt of notice of such change from 20th, Licensee notifies 20th in writing that Licensee rejects such change, then 20th shall have the right for a period of six (6) months from 20th’s receipt of such rejection notice from Licensee to terminate the agreement by providing not less than sixty (60) days notice of such termination to Licensee. Notwithstanding the foregoing, such change may include, but not be limited to 20th electing to convert the Agreement solely into a license for syndicated programming.

(d)     If Twentieth Television, Inc. and/or MyNetworkTV elects to wind up affairs as a network, merges with or into a third party and/or ceases to exist as a network, then 20th shall have the right to terminate the Agreement upon ninety (90) days notice to Licensee.

8.     RETRANSMISSION CONSENT: Without 20th’s prior written approval, Licensee shall not grant its consent to the transmission or retransmission, by any cable system, satellite, other multichannel video programming distributor, telephone system, microwave carrier, wireless cable system or other technology wherever located, of Station’s broadcast of any MyNetworkTV programming. Neither the Agreement nor any grant by Licensee of retransmission consent conveys any license or sublicense in or to the copyrights of MyNetworkTV programming and 20th shall in no way be a party to or incur any duty or other obligation in connection with any retransmission consent granted by Licensee.

9.     CONFIDENTIALITY: Other than as may be required by any applicable law, governmental order or regulation or by order or decree of any court of competent jurisdiction, Licensee shall not publicly divulge or announce, or in any manner disclose to any third party, this agreement and/or any of the specific terms and conditions set forth herein, and/or any of 20th’s affairs or plans, and Licensee warrants and covenants to 20th that none of their officers, directors or employees will do so either.

10.     NOTICES: All notices to each party required or permitted hereunder to be in writing shall be deemed given when personally delivered (including, without limitation, upon delivery by overnight courier or other messenger or upon receipt of facsimile copy), upon the date of mailing postage prepaid, addressed as specified below, or addressed to such other address as such party may hereafter specify in a written notice given as provided herein. Such notices to Licensee shall be to the address set forth for Licensee on page 2 of the Offer. Such notices to 20th shall be to: Twentieth Television, Inc. — Contract Administration, 2121 Avenue of the Stars, 21st Floor, Los Angeles, CA 90067, with additional copies sent to Twentieth Television, Inc. — Business and Legal Affairs at the same address. Notices to 20th by facsimile shall be sent to (310) 369-4412 or such other facsimile number as 20th may provide to Licensee.